SANDISK CORPORATION
                                140 Caspian Court
                           Sunnyvale, California 94089



Dear Stockholder:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of SanDisk Corporation (the "Company") which will be held on April 30, 1998 at 9:00 a.m., local time, at the Company's headquarters, 140 Caspian Court, Sunnyvale, California 94089.

         At the Annual Meeting, you will be asked to consider and vote upon the following proposals: (i) to elect seven (7) directors of the Company, (ii) and
(ii) to ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 27, 1998.

         The enclosed Proxy Statement more fully describes the details of the business to be conducted at the Annual Meeting. After careful consideration, the Company's Board of Directors has unanimously approved the proposals and recommends that you vote FOR each such proposal.

         After reading the Proxy Statement, please mark, date, sign and return the enclosed proxy card in the accompanying reply envelope as promptly as possible but no later than April 30, 1998. If you decide to attend the Annual Meeting and would prefer to vote in person, please notify the Secretary of the Company that you wish to vote in person and your proxy will not be voted. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THE ENCLOSED PROXY OR ATTEND THE ANNUAL MEETING IN PERSON.

         A copy of the Company's 1997 Annual Report has been mailed concurrently herewith to all stockholders entitled to notice of and to vote at the Annual Meeting.

         We look forward to seeing you at the Annual Meeting.

                                        Sincerely yours,


                                        /s/ Eli Harari

                                        Eli Harari
                                        President and Chief Executive Officer

Sunnyvale, California
March 23, 1998




--------------------------------------------------------------------------------
                                    IMPORTANT

Please mark, date and sign the enclosed proxy and return it at your earliest convenience in the enclosed postage-prepaid return envelope so that if you are unable to attend the Annual Meeting, your shares may be voted.
--------------------------------------------------------------------------------

                               SANDISK CORPORATION
                                140 Caspian Court
                           Sunnyvale, California 94089

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 30, 1998

TO OUR STOCKHOLDERS:

         You are cordially invited to attend the Annual Meeting of Stockholders (the "Annual Meeting") of SanDisk Corporation, a Delaware corporation (the "Company"), to be held on April 30, 1998 at 9:00 a.m., local time, at the Company's headquarters, 140 Caspian Court, Sunnyvale, California 94089, for the following purposes:

             1. To elect directors to serve for the ensuing year or until their respective successors are duly elected and qualified. The nominees are Dr. Eli Harari, Irwin Federman, William V. Campbell, Catherine
             P. Lego, Dr. James D. Meindl, Joseph Rizzi and Alan F. Shugart.

             2. To ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending December 27, 1998.

             3. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The foregoing items of business are more fully described in the Proxy Statement that accompanies this Notice.

         Only stockholders of record at the close of business on March 2, 1998 are entitled to notice of and to vote at the Annual Meeting and at any continuation or adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

         All stockholders are cordially invited and encouraged to attend the Annual Meeting. In any event, to assure your representation at the meeting, please carefully read the accompanying Proxy Statement which describes the matters to be voted on at the Annual Meeting and sign, date and return the enclosed proxy card in the reply envelope provided. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be returned to assure that all your shares will be voted. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.


         We look forward to seeing you at the Annual Meeting.

                     BY ORDER OF THE BOARD OF DIRECTORS


                     /s/ Cindy Burgdorf

                     CINDY BURGDORF
                     Chief Financial Officer, Senior Vice President, Finance and Administration and Secretary

Sunnyvale, California
March 23, 1998


         ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. IN ANY EVENT, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE URGED TO VOTE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

                                 PROXY STATEMENT

                    FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
                               SANDISK CORPORATION
                            TO BE HELD APRIL 30, 1998



                                     GENERAL

         This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of SanDisk Corporation, a Delaware corporation (the "Company" or "SanDisk"), of proxies to be voted at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 30, 1998, or at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. Stockholders of record on March 2, 1998 will be entitled to vote at the Annual Meeting. The Annual Meeting will be held at 9:00 a.m., local time, at the Company's headquarters, 140 Caspian Court, Sunnyvale, California 94089.

         It is anticipated that this Proxy Statement and the enclosed proxy card will be first mailed to stockholders on or about March 30, 1998.

                                  VOTING RIGHTS

         The close of business on March 2, 1998 was the record date for stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof. At the record date, the Company had approximately 26,125,986 shares of its Common Stock outstanding and entitled to vote at the Annual Meeting, held by approximately 251 stockholders. Holders of Common Stock are entitled to one vote for each share of Common Stock so held. In the election of Directors, however, cumulative voting is authorized for all stockholders if any stockholder gives notice at the meeting, prior to voting for the election of Directors, of his or her intention to cumulate votes. Under cumulative voting, a stockholder may cumulate votes and give to one nominee a number of votes equal to the number of Directors to be elected (seven at this meeting) multiplied by the number of votes to which such stockholder is entitled, or may distribute such number among any or all of the nominees. The seven candidates receiving the highest number of votes will be elected. The Board of Directors is soliciting discretionary authority to vote proxies cumulatively. A majority of the shares of Common Stock entitled to vote will constitute a quorum for the transaction of business at the Annual Meeting.

         If any stockholder is unable to attend the Annual Meeting, such stockholder may vote by proxy. The enclosed proxy is solicited by the Company's Board of Directors, (the "Board of Directors" or the "Board") and, when the proxy card is returned properly completed, it will be voted as directed by the stockholder on the proxy card. Stockholders are urged to specify their choices on the enclosed proxy card. If a proxy card is signed and returned without choices specified, in the absence of contrary instructions, the shares of Common Stock represented by such proxy will be voted FOR Proposals 1 and 2 and will be voted in the proxy holders' discretion as to other matters that may properly come before the Annual Meeting.

         An affirmative vote of a plurality of the shares present or represented at the meeting and entitled to vote is required for the election of directors. An affirmative vote of a majority of the shares present or represented at the meeting and entitled to vote is required for the ratification of appointment of Ernst & Young LLP as independent accountants of the Company. An automated system administered by the Company's transfer agent tabulates stockholder votes. Abstentions and broker non-votes each are included in determining the number of shares present and voting at the Annual Meeting for purposes of determining the presence or absence of a quorum, and each is tabulated separately. Abstentions are counted as negative votes, whereas broker non-votes are not counted for purposes of determining whether Proposals 1 or 2 presented to stockholders have been approved.

                             REVOCABILITY OF PROXIES

         Any person giving a proxy has the power to revoke it at any time before its exercise. A proxy may be revoked by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

                             SOLICITATION OF PROXIES

         The Company will bear the cost of soliciting proxies. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others to forward to such beneficial owners. The Company may reimburse such persons for their costs of forwarding the solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram, or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not intend to solicit proxies other than by mail.

         THE ANNUAL REPORT OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 28, 1997, HAS BEEN MAILED CONCURRENTLY WITH THE MAILING OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT TO ALL STOCKHOLDERS ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING. THE ANNUAL REPORT IS NOT INCORPORATED INTO THIS PROXY STATEMENT AND IS NOT CONSIDERED PROXY SOLICITING MATERIAL.

                       -----------------------------------

                                 PROPOSAL NO. 1:

                              ELECTION OF DIRECTORS

                       -----------------------------------



         At the Annual Meeting, seven directors (constituting the entire board) are to be elected to serve until the next Annual Meeting of Stockholders and until a successor for such director is elected and qualified, or until the death, resignation, or removal of such director. It is intended that the proxies will be voted for the seven nominees named below for election to the Company's Board of Directors unless authority to vote for any such nominee is withheld. There are seven nominees, each of whom is currently a director of the Company. All of the current directors were elected to the Board by the stockholders at the last annual meeting. Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxyholders will vote the proxies received by them FOR the nominees named below. The seven candidates receiving the highest number of the affirmative votes of the shares entitled to vote at the Annual Meeting will be elected directors of the Company. The proxies solicited by this Proxy Statement may not be voted for more than seven nominees.

                                    NOMINEES

         Set forth below is information regarding the nominees to the Board of Directors.

  Name                           Position(s) with the   Age    First Elected
                                       Company                    Director
  ------------------------- --------------------------  ---    --------------
  Dr. Eli Harari .......... President, Chief Executive   52         1988
                            Officer and Director
  Irwin Federman(1)........ Chairman of the Board        62         1988
  William V. Campbell(2)... Director                     57         1993
  Catherine P. Lego(1)..... Director                     41         1989
  Dr. James D. Meindl...... Director                     64         1989
  Joseph Rizzi(3).......... Director                     55         1992
  Alan F. Shugart(2)....... Director                     67         1993


(1)      Member of the Audit Committee
(2)      Member of the Compensation Committee
(3)      Member of the Audit Committee as of January 1998

            BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION AS DIRECTORS


         Dr. Harari, the founder of the Company, has served as the President and Chief Executive Officer and as a director of the Company since June 1988. Dr. Harari founded Wafer Scale Integration, a privately held semiconductor company, in 1983 and was its President and Chief Executive Officer from 1983 to 1986, and Chairman and Chief Technical Officer from 1986 to 1988. From 1973 to 1983, Dr. Harari held various management positions with Honeywell Inc., Intel and Hughes Aircraft Microelectronics. Dr. Harari holds a Ph.D. degree in Solid State Sciences from Princeton University.

         Mr. Federman has served as Chairman of the Board of Directors since September 1988. Since April 1990, Mr. Federman has been a general partner in U.S. Venture Partners, a venture capital firm. From 1988 to 1990, he was a Managing Director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners. From August 1987 to December 1987, Mr. Federman was Vice Chairman of AMD, which acquired Monolithic Memories, a corporation engaged in the production of integrated circuits, with which he was affiliated for 16 years. From 1979 to 1987, Mr. Federman was President of Monolithic Memories. Mr. Federman served as Chairman of the Semiconductor Industry Association from 1986 to 1988. He is also a director of Komag Incorporated, Western Digital Corporation, NeoMagic, Inc., Checkpoint Software Technologies, Inc., MMC Networks, Inc. and various private corporations. Mr. Federman holds a B.S. degree from Brooklyn College.

         Mr. Campbell has served as a director of the Company since October 1993. Mr. Campbell has been President and Chief Executive Officer and a director of Intuit Inc. since April 1994. From 1991 to 1993, Mr. Campbell was President and Chief Executive Officer of GO Corporation, a pen-based computing software company. From 1987 to 1991, Mr. Campbell was President and Chief Executive Officer of Claris Corporation, a software subsidiary of Apple Computer Inc. Mr. Campbell holds both B.A. and M.A. degrees in Economics from Columbia University.

         Ms. Lego has served as a director of the Company since March 1989. Ms. Lego has been self-employed with her consulting firm, Lego Ventures, since 1992. From 1981 to 1992, Ms. Lego held various positions with Oak Investment Partners, a venture capital firm and was general partner of several of the venture capital partnerships affiliated with Oak Investment Partners. Ms. Lego also serves as a director of Uniphase Corporation, Zitel Corporation and various private corporations. Ms. Lego is a Certified Public Accountant and holds a B.A. degree in Economics and Biology from Williams College and an M.S. degree in Accounting from the New York University Graduate School of Business.

         Dr. Meindl has served as a director of the Company since March 1989. Dr. Meindl has been the Joseph M. Pettit Chair Professor of Microelectronics at the Georgia Institute of Technology in Atlanta, Georgia since 1993. From 1986 to 1993, Dr. Meindl served as Senior Vice President for Academic Affairs and Provost of Rensselaer Polytechnic Institute. From 1967 to 1986, he was the John
M. Fluke Professor of Electrical Engineering at Stanford University. Dr. Meindl serves as a director of Zoran, Inc. and Digital Microwave. Dr. Meindl holds B.S., M.S. and Ph.D. degrees in Electrical Engineering from Carnegie-Mellon University.

         Mr. Rizzi has served as a director of the Company since February 1992. Mr. Rizzi has been a general partner of Matrix II L.P. and Matrix III L.P. since 1986. From 1979 to 1986, Mr. Rizzi was Chief Executive Officer of ELXSI Inc., of which is he is a founder. From 1969 to 1978, Mr. Rizzi was Vice President of Intersil Inc., of which he is a founder. Mr. Rizzi also serves as a director of Veritas Software, Inc., Microlinear Corporation and Overland Data, Inc. Mr. Rizzi holds B.S. and M.S. degrees in Electrical Engineering from the University of New Hampshire.

         Mr. Shugart has served as a director of the Company since January 1993. Mr. Shugart has served as Chief Executive Officer of Seagate since its inception in 1979, President of Seagate since September 1991 and Chairman of the Board of Directors of Seagate since October 1992. He also served as Chairman of the Board of Directors of Seagate from its inception until September 1991 and Chief Operating Officer of Seagate from September 1991 to March 1995. Mr. Shugart is also a director of Valence Technology, Inc. Mr. Shugart holds a B.S. degree in Engineering/Physics from the University of Redlands.

                          BOARD MEETINGS AND COMMITTEES

         The Board of Directors held nine (9) meetings during fiscal 1997. Each member of the Board of Directors during fiscal 1997 attended or participated in more than seventy-five (75%) or more of the aggregate of (i) the total number of meetings of the Board of Directors held during the fiscal year and (ii) the total number of meetings held by all committees on which such director served during the past fiscal year, except Dr. Meindl (who attended sixty-six percent (66% of such meetings). There are no family relationships among executive officers or directors of the Company. The Board of Directors has an Audit Committee and a Compensation Committee.

         The Audit Committee of the Board of Directors held two meetings during fiscal 1997. The Audit Committee, which is currently comprised of Directors Federman and Lego, recommends engagement of the Company's independent accountants, approves services performed by such accountants and reviews and evaluates the Company's accounting system and its system of internal controls.

         The Compensation Committee of the Board of Directors held three meetings during fiscal 1997 and approved grants of options by written consent on a monthly basis. The Compensation Committee, which is comprised of Directors Campbell and Shugart, has overall responsibility for the Company's compensation policies and determines the compensation payable to the Company's executive officers, including their participation in certain of the Company's employee benefit and stock option plans.

                              DIRECTOR COMPENSATION

         Board members do not receive compensation for their services as a director. Board members are also not compensated for their service on Board committees or their performance of special assignments. However, the non-employee Board members are eligible to receive periodic option grants under the 1995 Non-Employee Directors Stock Option Plan (the "Directors Plan"). In addition, Dr. Meindl is paid $10,000 per annum in his capacities as Senior Technical advisor to the Company, and Ms. Lego is paid $10,000 per annum in her capacity as Financial Advisor to the Company.

         Under the Directors Plan, each individual will, upon his or her initial election or appointment to the Board as a non-employee Board member, will receive an option grant for 16,000 shares of the Company's common stock, provided such individual has not been previously employed by the Company. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member, whether or not that individual has been previously employed by the Company, will receive an option grant to purchase 4,000 shares of Common Stock, provided such individual has served as a non-employee Board member for at least six months. Each of the following non-employee Board members received an option grant for 4,000 shares on April 18, 1997, the date of the 1997 Annual Stockholders Meeting, at an exercise price of $11.125 per share: Messrs. Federman, Campbell, Meindl, Rizzi and Shugart and Ms. Lego.

         Each automatic grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for any or all of the option shares; however, any shares purchased under the option will be subject to repurchase by the Company, at the option exercise price paid per share, should the optionee cease service as a Board member prior to vesting in those shares. The shares subject to each initial 16,000 share grant will vest in four successive equal annual installments over the optionee's period of Board service, with the first installment to vest upon the Board member's completion of one year of Board service measured from the grant date. The shares subject to each 4,000 share grant will vest upon the optionee's completion of one year of Board service measured from the grant date. However, the shares subject to each outstanding option will immediately vest upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member. In addition, each automatic option grant may, upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding common stock, be surrendered to the Company for a cash distribution per surrendered option share equal to the excess of (i) the highest price per share of common stock paid in connection with such tender offer over (ii) the exercise price payable per share.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF ALL OF THE ABOVE NOMINEES.

          ------------------------------------------------------------


                                 PROPOSAL NO. 2:

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
          ------------------------------------------------------------


         The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent public accountants for the fiscal year ending December 27, 1998. The affirmative vote of the holders of a majority of the shares represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

         In the event the stockholders fail to ratify the appointment, the Audit Committee of the Board of Directors will consider it as a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors determines that such a change would be in the best interest of the Company and its stockholders.

         Ernst & Young LLP has audited the Company's financial statements annually since 1991. Its representatives are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 27, 1998.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 2, 1998 by (i) all persons known by the Company to be beneficial owners of five percent (5%) or more of its outstanding Common Stock, (ii) each director of the Company and each nominee for director, (iii) the Chief Executive Officer and each of the four most highly compensated executive officers of the Company serving as such as of the end of the last fiscal year whose compensation for such year was in excess of $100,000, and (iv) all executive officers and directors of the Company as a group.

                                                     Amount and Nature of
                                                    Beneficial Ownership(1)
Name or Group of Beneficial Owners                Number             Percent
                                                  of Shares          Owned(2)
                                                  ---------          --------
Seagate Technology, Inc.......................... 6,141,374           23.50%
  920 Disc Drive
  Scotts Valley, CA 95066
FMR Corp.(3)..................................... 2,007,900            7.68
  82 Devonshire Street
  Boston, MA  02109
William Campbell(4)..............................    47,608               *
Irwin Federman(5)................................    57,686               *
Catherine P. Lego(6).............................    64,037               *
Dr. Eli Harari(7)................................ 1,298,435            4.96
Dr. James D. Meindl(8)...........................    65,665               *
Joseph Rizzi(9)..................................    42,333               *
Alan F. Shugart(10).............................. 6,165,374           23.59
Daniel Auclair(11)...............................   179,830               *
Cindy Burgdorf(12)...............................   177,445               *
Leon Malmed(13)..................................   146,159               *
Marianne Jackson(14).............................    49,343               *
All directors and executive officers as a group
(11 persons)(15)................................. 8,293,915           31.74


 *     Less than 1% of the outstanding Common Stock

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock. The number of shares beneficially owned includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 2, 1998, including, but not limited to, upon the exercise of an option.

(2) Percentage of beneficial ownership is based upon 26,125,986 shares of Common Stock, all of which were outstanding on March 2, 1998. For each individual, this percentage includes Common Stock of which such individual has the right to acquire beneficial ownership either currently or within 60 days after March 2, 1998, including, but not limited to, upon the exercise of an option; however, such Common Stock will not be deemed outstanding for the purpose of computing the percentage owned by any other individual. Such calculation is required by General Rule 13d-3(d)(1)(i) under the Securities Exchange Act of 1934. Based upon a review of 13G filings made with the Securities and Exchange Commission during 1997, the table above includes all greater than 5% stockholders.

(3)    Based on a Schedule 13G filed with the SEC in February 1998.

(4) Includes 8,000 shares owned by Mr. Campbell in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(5) Includes 24,000 shares owned by Mr. Federman in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(6) Includes 8,000 shares owned by Ms. Lego in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(7) Includes 1,120,840 shares held in the name of a trust for the benefit of Dr. Harari and his wife. Also includes 156,769 shares owned by Dr. Harari in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Also includes 13,333 shares owned directly by his son and 7,493 shares held in the name of a trust for the benefit of his children.

(8) Represents 57,665 shares held as community property in the name of Dr. Meindl and his wife. Also includes 8,000 shares owned by Mr. Meindl in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(9) Includes 24,000 shares owned by Mr. Rizzi in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(10) Includes 24,000 shares owned by Mr. Shugart in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Represents 6,141,374 shares beneficially owned by Seagate Technology, Inc. ("Seagate"). Mr. Shugart is Chairman of the Board, President and Chief Executive Officer of Seagate. Mr. Shugart disclaims beneficial ownership of the securities held by Seagate.

(11) Includes 137,706 shares owned by Mr. Auclair in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time. Includes an aggregate of 5,540 shares owned by his children held in his name as custodian.

(12) Includes 169,374 shares owned by Ms. Burgdorf in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(13) Includes 134,774 shares owned by Mr. Malmed in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(14) Includes 48,936 shares owned by Ms. Jackson in the form of immediately exercisable options, some of which, if exercised and issued, would be subject to a repurchase right of the Company that lapses over time.

(15) Includes 743,559 shares subject to options, including those identified in notes (4), (5), (6), (7), (8), (9), (10), (11), (12), (13) and (14).

           COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES ACT OF 1934

       Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

       Based upon (i) the copies of Section 16(a) reports which the Company received from such persons for their 1997 fiscal year transactions in the Common Stock and their Common Stock holdings, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1997 fiscal year, the Company believes that all executive officers and Board members complied with all their reporting requirements under Section 16(a) for such fiscal year.


                                    FORM 10-K

       The Company filed an Annual Report on Form 10-K with the Securities and Exchange Commission on or about March 23, 1998. Stockholders may obtain a copy of this report, without charge, by writing to Cindy Burgdorf, Chief Financial Officer, Senior Vice-President, Finance and Administration and Secretary of the Company, at the Company's principal executive offices located at 140 Caspian Court, Sunnyvale, California 94089.

                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

                 Summary of Cash and Certain Other Compensation

       The following table provides certain summary information concerning the compensation earned, by (i) the Company's Chief Executive Officer and (ii) each of the four other most highly compensated executive officers of the Company whose compensation was in excess of $100,000 for the 1997 fiscal year, for services rendered in all capacities to the Company and its subsidiaries for each of the last three fiscal years. Such individuals will be hereafter referred to as the Named Executive Officers. No other executive officer who would have otherwise been includible in such table on the basis of salary and bonus earned for the 1997 fiscal year has resigned or terminated employment during that fiscal year.

                                              Summary Compensation Table

                                                                                      Long-Term
                                                                                     Compensation      All Other
                                                     Annual Compensation                Awards       Compensation
                                             ---------------------------------        ----------     ------------
                                                                                      Securities
  Name and Principal                                                                  Underlying
     Position                    Years       Salary($)(1)           Bonus($)(2)       Options(#)
------------------------------   -----       -----------            ----------        ----------     ------------

Dr. Eli Harari                    1997         $ 272,458             $ 130,992           100,000          $ 0
 President and Chief              1996         $ 232,875             $ 130,992            75,000          $ 0
 Executive Officer                1995         $ 217,498             $ 171,105            66,666          $ 0

Cindy Burgdorf                    1997         $ 189,212             $  54,806            25,000          $ 0
 Chief Financial Officer,         1996         $ 174,477             $  45,800            30,000          $ 0
 Senior Vice President,           1995         $ 164,420             $  67,042            26,666          $ 0
 Finance and Administration
 and Secretary

Leon Malmed                       1997        $  210,781              $ 60,636            25,000          $ 0
 Senior Vice President            1996        $  195,903              $ 50,602            30,000          $ 0
 Marketing and Sales              1995        $  187,010             $ 110,737            26,666          $ 0


Daniel Auclair                    1997         $ 197,760              $ 54,876                 0          $ 0
 Senior Vice President            1996         $ 186,464              $ 45,324            30,000          $ 0
 Business Development &           1995         $ 177,174              $ 65,292            43,332          $ 0
 Intellectual Property

Marianne Jackson                  1997         $ 146,967              $ 27,363            12,000          $ 0
 Vice President Human             1996         $ 138,955              $ 20,218            15,000          $ 0
 Resources                        1995         $  92,432              $ 32,996            49,999          $ 0


-----------------
(1) Includes salary deferral contributions to the Company's 401(k) Plan. (2) Bonus earned for the year indicated but paid in the following year.

Stock Options

         The following table contains information concerning the stock option grants made to each of the Named Executive Officers for fiscal 1997. Except for the limited stock appreciation rights described in footnote (1) below, no stock appreciation rights were granted to those individuals during such year.


                                                Individual Grants(1)
                       Number of                                                       Potential Realizable
                      Securities                                                         Value at Assumed
                      Underlying       % of Total                                      Annual Rates of Stock
                        Options      Options Granted   Exercise                         Price Appreciation
                        Granted      to Employees in     Price     Expiration           For Option Term(4)
       Name                 (#)       Fiscal Year(2)   ($/Sh)(3)      Date           5%($)            10%($)
-----------------       -------      ---------------  ----------   ----------      ----------      ----------
Dr. Eli Harari          100,000          11.26%         $19.75      12/16/07       $1,241,637      $3,146,304
Cindy Burgdorf           25,000           2.81%          19.75      12/16/07          310,409         786,575
Leon Malmed              25,000           2.81%          19.75      12/16/07          310,409         786,575
Marianne Jackson         12,000           1.35%          19.75      12/16/07          148,996         377,556



(1) Each option will become exercisable for 25% of the option shares upon the optionee's completion of one year of service measured from December 16, 1997, the vesting commencement date, and the option will become exercisable for the remaining shares in a series of successive equal quarterly installments upon the optionee's completion of each additional three
     (3)-month period of service with the Company over the 36-month period beginning December 16, 1998 and ending December 15, 2001. The option will become immediately exercisable for all the option shares upon an acquisition of the Company by merger or asset sale, unless the option is assumed by the acquiring entity. Each option has a maximum term of ten (10) years, subject to earlier termination in the event of the optionee's cessation of service with the Company. Each option includes a limited stock appreciation right that will allow the optionee, upon the acquisition of 25% or more of the Company's outstanding voting stock pursuant to a hostile tender offer, to surrender that option to the Company, to the extent the option is at the time exercisable for vested shares, in exchange for a cash distribution based on the tender offer price.

(2) The Company granted options to purchase 888,300 shares of Common Stock to employees during 1997.

(3) The exercise price may be paid in cash or in shares of the Company's Common Stock valued at fair market value on the exercise date. The Company may finance the option exercise by loaning the optionee sufficient funds to pay the exercise price for the purchased shares, together with any federal and state income tax liability incurred by the optionee in connection with such exercise.

(4) Potential gains are net of exercise price, but before taxes associated with exercise. There is no assurance that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels of assumed annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

Aggregated  Option  Exercises  in Last  Fiscal Year and Fiscal  Year-End  Option
     Values

         The following table sets forth information concerning option exercises and option holdings for the 1997 fiscal year by each of the Named Executive Officers. Except for the limited stock appreciation rights described in footnote
(1) to the Stock Options table above, no stock appreciation rights were exercised during such year or were outstanding at the end of that year.



                                                            Number of Securities         Value of Unexercised
                                                           Underlying Unexercised      in-the-Money Options at
                                                            Options at FY-End (#)            FY-End $(1)
----------------------- --------------- ---------------- ------------- -------------- ------------- -------------
         Name               Shares         Aggregate     Exercis-able  Unexer-cisable Exercis-able  Unexer-cisable
                         Acquired on         Value
                         Exercise (#)     Realized($)

----------------------- --------------- ---------------- ------------- -------------- ------------- -------------
Eli Harari                           0                0    152,082(2)        156,250     1,979,018       362,109
Cindy Burgdorf                       0                0    167,499(3)         47,500     2,668,268       144,844
Leon Malmed                     70,000        1,731,781    152,899(4)         47,500     2,504,555       144,844
Daniel Auclair                  25,000          578,125    135,831(5)         22,500     2,017,519       144,844
Marianne Jackson                 2,000           19,746     51,749(6)         23,250       741,126        72,422
----------------------- --------------- ---------------- ------------- -------------- ------------- -------------



     (1) Based on the fair market value of the Company's Common Stock at December 26, 1997, $18.4375 per share, (the closing selling price of the Company's Common Stock on that date on the Nasdaq National Market) less the exercise price payable for such shares.

     (2) Includes 99,999 shares that are unvested and subject to repurchase by the Company.

     (3) Includes 62,499 shares that are unvested and subject to repurchase by the Company.

     (4) Includes 35,695 shares that are unvested and subject to repurchase by the Company.

     (5) Includes 63,332 shares that are unvested and subject to repurchase by the Company.

     (6) Includes 27,083 shares that are unvested and subject to repurchase by the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

                  The Compensation Committee of the Board of Directors is responsible for establishing the base salary and incentive cash bonus programs for the Company's executive officers and other key employees and administering certain other compensation programs for such individuals, subject in each instance to review by the full Board. The Compensation Committee also has the exclusive responsibility for the administration of the Company's 1995 Stock Option Plan under which grants may be made to executive officers and other key employees. The Compensation Committee is comprised of two non-employee Board members, William V. Campbell and Alan F. Shugart.

         GENERAL COMPENSATION POLICY. The overall policy of the Compensation Committee is to provide the Company's executive officers and other key employees with competitive compensation opportunities based upon their contribution to the financial success of the Company and their personal performance. It is the Compensation Committee's objective to have a substantial portion of each officer's compensation contingent upon the Company's performance as well as upon the officer's own level of performance. Accordingly, the compensation package for each executive officer and key employee is comprised of three elements: (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in effect at companies within and outside the industry with which the Company competes for executive talent, (ii) annual variable performance awards payable in cash and tied to the Company's achievement of financial and individual performance targets, and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an executive officer's level of responsibility increases, it is the intent of the Compensation Committee to have a greater portion of the executive officer's total compensation be dependent upon Company performance and stock price appreciation rather than base salary.

         Factors. The principal factors which the Compensation Committee considered in establishing the components of each executive officer's compensation package for the 1997 fiscal year are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors, particularly different measures of financial performance, in setting executive compensation for future fiscal years.

         * Base Salary. For comparative compensation purposes for the 1997 fiscal year, the Compensation Committee selected a peer group of companies within the industry which are comparable in size and growth pattern with the Company and which compete with the Company for executive talent. The base salary for each officer was then determined on the basis of the following factors: the salary levels in effect for comparable positions at the peer group companies (determined on the basis of their published 1996 fiscal year data), the experience and personal performance of the officer and internal comparability considerations. The weight given to each of these factors differed from individual to individual, as the Compensation Committee deemed appropriate. The compensation level for the Company's executive officers for the 1997 fiscal year ranged from the 50th percentile to the 75th percentile of the base salary levels in effect for executive officers with comparable positions at the peer group companies, based on the published 1996 fiscal year data for those companies.

         In selecting companies to survey for such compensation purposes, the Compensation Committee considered many factors not directly associated with stock price performance, such as geographic location, development stage, organizational structure and market capitalization. For this reason, there is not a meaningful correlation between the companies included within the peer group identified for comparative compensation purposes and the companies included within the S&P Electronics Semiconductor Index which the Company has selected as the industry index for purposes of the stock performance graph appearing later in this Proxy Statement.

         * Annual Incentive Compensation. Annual bonuses are earned by each executive officer on the basis of the Company's achievement of certain corporate financial performance targets established for the fiscal year and the individual's level of performance. For fiscal year 1997, a minimum of 75% of the bonus was earned on the basis of Company performance and the remaining 25% on the basis of individual performance. Company performance was measured on the basis of pre-tax profit (exclusive of royalties) and net revenue targets established by the Compensation

Committee at the start of the 1997 fiscal year. These targets were met for the year. Accordingly, the executive officers were awarded the bonuses indicated for them in the Summary Compensation Table which appears earlier in this proxy statement.

         * Long-Term Incentive Compensation. Long-term incentives are provided through stock option grants. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the individual to acquire shares of the Company's common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to 10 years). Each option generally becomes exercisable in installments over the executive officer's continued employment with the Company. Accordingly, the option will provide a return to the executive officer only if the executive officer remains employed by the Company during the applicable vesting period, and then only if the market price of the underlying shares appreciates over the option term.

         The number of shares subject to each option grant is set at a level intended to create a meaningful opportunity for stock ownership based on the officer's current position with the Company, the size of comparable awards made to individuals in similar positions within the industry, the individual's potential for increased responsibility and promotion over the option term, and the individual's personal performance in recent periods. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. However, the Compensation Committee does not adhere to any specific guidelines as to the relative option holdings of the Company's executive officers.

         CEO COMPENSATION. In setting Dr. Harari's base salary as Chief Executive Officer for the 1997 fiscal year, the Compensation Committee sought to achieve two objectives: (i) establish a level of base salary competitive with that paid to other chief executive officers of the peer group companies and (ii) make a significant percentage of the total compensation package contingent upon Company performance. The base salary established for Dr. Harari on the basis of the foregoing criteria was intended to provide him with a level of stability and certainty each year. Accordingly, this element of Dr. Harari's compensation was not affected to any significant degree by Company performance factors and was at the 50th percentile of the base salary levels in effect for other chief executive officers at the same peer group of companies surveyed for comparative compensation purposes. The remaining components of the compensation earned by Dr. Harari for the 1997 fiscal year were entirely dependent upon financial performance and provided no dollar guarantees. The cash bonus paid to Dr. Harari for the 1997 fiscal year was based primarily on the Company's achievement of the operating profit targets established for that year and the Compensation Committee's assessment of his individual performance for the year. A stock option for an additional 100,000 shares of Common Stock was granted to Dr. Harari on December 16, 1997 in order to bring his level of unvested stock option holdings to a level the Compensation Committee deemed appropriate to provide him with a meaningful incentive to remain in the Company's employ and contribute to the financial success of the Company in the form of stock price appreciation.

         COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M). Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year. The compensation paid to the Company's executive officers for the 1997 fiscal year did not exceed the $1 million limit per officer, and it is not expected the compensation to be paid to the Company's executive officers for the 1998 fiscal year will exceed that limit. In addition, the Company's 1995 Stock Option Plan is structured so that any compensation deemed paid to an executive officer in connection with the exercise of his or her outstanding options under the 1995 Plan with an exercise price per share equal to the fair market value per share of the Common Stock on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

         William V. Campbell, Compensation Committee Member
         Alan F. Shugart, Compensation Committee Member

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee of the Company's Board of Directors was formed in June 1990 and is comprised of Messrs. William V. Campbell and Alan F. Shugart. Neither of these individuals was at any time during fiscal 1997, or at any other time, an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                 EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
                        AND CHANGE-IN-CONTROL AGREEMENTS

         None of the Company's executive officers have employment agreements with the Company, and their employment may be terminated at any time at the discretion of the Board of Directors. Pursuant to the express provisions of the 1995 Stock Option Plan, the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company's other executive officers will immediately accelerate in full, and all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan will immediately vest, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) within twelve (12) months after any acquisition of the Company by merger or asset sale in which those options and shares did not otherwise vest. In addition, the Compensation Committee of the Board of Directors has the authority as Plan Administrator of the 1995 Stock Option Plan to provide for the accelerated vesting of the outstanding options under the 1995 Plan held by the Chief Executive Officer and the Company's other executive officers and the immediate vesting of all unvested shares of Common Stock at the time held by such individuals under the 1995 Plan, in the event their employment were to be terminated (whether involuntarily or through a forced resignation) following a successful tender offer for more than fifty percent (50%) of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership.

                                PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on the Common Stock of the Company with that of the Standard & Poors 500 Stock Index, a broad market index published by S&P, and a selected S&P Electronics/Semiconductor company stock index compiled by Morgan Stanley & Company. The comparison for each of the periods assumes that $100 was invested on November 7, 1995 (the date of the Company's initial public offering) in the Company's Common Stock, the stocks included in the S&P 500 Stock Index and the stocks included in the S&P Electronics/Semiconductor company index. These indices, which reflect formulas for dividend reinvestment and weighing of individual stocks, do not necessarily reflect returns that could be achieved by individual investors.

                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                     NOVEMBER 7, 1995 TO DECEMBER 26, 1997.


                     AMONG SANDISK, S&P 500 STOCK INDEX AND
                   S&P ELECTRONICS SEMICONDUCTOR COMPANY INDEX


                    SanDisk       S&P Electronics
    Date         Corporation    Semiconductor Index     S&P 500
  ---------      -----------    -------------------     -------
                                      (% Index)
  07-Nov-95         100.00             100.00            100.00
  12-Jan-96         152.50              76.67            103.12
  18-Mar-96         137.50              83.08            112.31
  21-May-96         157.50              93.63            116.22
  25-Jul-96         110.00              84.59            109.41
  27-Sep-96         160.00             115.14            119.51
  02-Dec-96         136.25             149.71            132.22
  05-Feb-97         127.50             178.90            136.45
  11-Apr-97         110.00             159.99            129.82
  16-Jun-97         133.13             176.83            157.89
  19-Aug-97         213.75             231.60            164.01
  22-Oct-97         293.75             199.37            172.00
  26-Dec-97         184.38             162.28            166.82



         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding Compensation Committee Report on Executive Compensation and the preceding Performance Graph shall not be incorporated by reference into any such filings; nor shall such Report or graph be incorporated by reference into any future filings.

                              CERTAIN TRANSACTIONS


         The Company has a strategic relationship with Seagate Technology, Inc. ("Seagate"), which owns 23.5% of the Company's Common Stock as calculated on a fully diluted basis. In January 1993, Seagate acquired a 25% ownership interest in the Company and entered into a joint cooperation agreement that provides for a strategic alliance between the parties. Seagate has the option to market the Company's products commencing in January, 1999 and at that time may be established as a distributor for the Company's products. If the option is exercised, the Company and Seagate will coordinate their efforts so that up to one-third of the Company's worldwide net revenues from all flash products could be generated from sales of the Company's flash products through Seagate. The joint cooperation agreement also provides that each party will have the exclusive right to market to certain customers. The joint cooperation agreement will terminate if, among other things, Seagate's ownership interest in the Company falls below 10% or, on or after January 15, 2000, upon at least one year's advance written notice by the Company to Seagate. Seagate has the right to nominate one director to the Company's Board of Directors. Alan F. Shugart, Seagate's Chairman and Chief Executive Officer, serves as Seagate's nominee to the Company's Board of Directors. The Shareholder Rights Plan, adopted by the Board of Directors on April 21, 1997, permits Seagate to continue to hold its ownership interest in the Company without triggering the provisions of the plan.

         The Company believes that all of the transactions set forth above were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. The Company intends that all future transactions, including loans, between the Company and its officers, directors, principal stockholders and their affiliates be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors on the Board of Directors, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, the Company has entered into indemnification agreements with each of its directors and executive officers.

                                 OTHER BUSINESS

         The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders that are intended to be presented at the Company's Annual Meeting of stockholders to be held in 1999 must be received by December 18, 1998 in order to be included in the proxy statement and proxy relating to that meeting.

                     BY ORDER OF THE BOARD OF DIRECTORS




                     /s/ Cindy Burgdorf

                     CINDY BURGDORF
                     Chief Financial Officer, Senior Vice President, Finance and Administration and Secretary

                     March 23, 1998